Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of LCNB Corp. of our report dated March 12, 2025 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of LCNB Corp. for the year ended December 31, 2024.

/s/ Plante & Moran, PLLC

Columbus, Ohio

September 23, 2025